Exhibit 4.1

FORM OF DEED OF ACCESS TO DOCUMENTS AND INDEMNITY

DEED dated                                     between:

1.                                       Pharmaxis Ltd (ABN 75 082 811 630) of 2/10 Rodborough Road, Frenchs Forest, NSW, 2086 Australia (the Company); and

2.                                                                        of

IT IS AGREED as follows:

1.                                      Definitions and interpretation

1.1                               Definitions

In this Deed, the following words have the following meanings unless otherwise required by the context or subject matter:

Board means the board of directors of the Company.

Deliberations includes meetings of, and communications or discussions between, members of the Board, and committees on which members of the Board sit, and any decisions, resolutions or directives made at those meetings or discussions.

Document means any of the following:

(a)                                  a document as defined in section 9 of the Corporations Law:

(i)                                    delivered to members of the Board for use in Deliberations;

(ii)                                 used in Deliberations or referred to in Deliberations; or

(iii)                              which is reasonably material to Deliberations;

(b)                                 any document containing advice or opinion from a lawyer which is addressed to, or given for the benefit of, the Company and any document recording such advice or opinion.

related body corporate has the meaning given in the Corporations Law.

you means                        and your has a corresponding meaning.

1.2                               Interpretation

(a)                                  Headings are for convenience only and do not affect interpretation.

(b)                                 A reference to any legislation includes any modification or re-enactment of it and any legislative provision substituted for it.

2.                                      Indemnity

2.1                               Indemnity

The Company agree jointly and severally to indemnify you to the extent permitted by law and, without limiting their powers, from and against liabilities:

(a)                                  other than to the Company or a related body corporate, incurred by you as a director of the Company provided that the liability does not arise out of conduct involving a lack of good faith; and

(b)                                 for costs and expenses (including, without limitation, legal costs on a full indemnity basis) incurred by you:

(i)                                     in defending proceedings, whether civil or criminal, in which judgment is given in your favour or in which you are acquitted; or

(ii)                                  in connection with any application in relation to any proceedings referred to in the preceding paragraph, in which the court grants relief to you under the Corporations Law, where such liability is or was incurred as a result of facts or circumstances relating to you serving or having served as an director of the Company.

2.2                               Reimbursement

Any demand made by you under this clause must contain reasonable details of the amounts to be paid by the Company.

2.3                               Repayment

You must repay to the Company any amount paid by the Company under this Deed if, and only to the extent that:

(a)                                  a court of competent jurisdiction determines that you are not entitled to be indemnified by the Company for such liabilities; or

(b)                                 you receive payment under a contract of insurance procured by the Company in respect of those liabilities or if the insurer pays, discharges and satisfies those liabilities directly.

3.                                      Indemnity after you cease to be an Officer of the Company

The indemnity given by the Company under this Deed will continue for 7 years from the date that you cease to be an Officer of the Company.

4.                                      The Company to maintain insurance

4.1                               Maintain Insurance

(a)                                  The Company agrees to maintain a contract of insurance from an established and reputable insurer, which insures the Company against all liabilities incurred by you as an director, provided that the liability does not arise out of conduct involving a wilful breach of duty to the Company or a contravention of sections 232(5) or (6) of the Corporations Law.

(b)                                 Unless the Company agrees otherwise, the insurance contract referred to in paragraph 4.1(a) will contain a provision waiving all rights of subrogation or action against the Company.

4.2                               Same coverage

The Company will maintain a contract of insurance which insures the Company against liabilities incurred by you as a director for the period after you cease to be a director which is in the same terms and with the same insurer as that which relates to the then current officers and directors of the Company.

4.3                               Not render void

The Company will use its best endeavours to ensure that it does not do anything which will render void any insurance policy maintained under this clause 4.

5.                                      Disclosure in directors’ report

You agree that, subject to any exception provided for in the Corporations Law or granted or approved by the Australian Securities & Investments Commission and only to the extent required by the Corporations Law, full particulars of the Company’s indemnities and insurance premiums that are required under this Deed will be included each year in the directors’ report.

6.                                      Notification of claims

6.1                               Notification of claim by you

You must notify the Company in writing as soon as possible after becoming aware of any claim, proceeding or circumstances which give rise or could give rise to a liability of the Company to you or which may result in a claim against the Company, including, without limitation, if any claim is threatened or made against you which may result in a claim being made against the Company (Claim) and you must not settle or compromise the Claim or make any admission or payment in relation to the Claim without the prior written consent of the Company, except to the extent required by law.

6.2                               Notification of claim by the Company

The Company must notify you in writing as soon as possible after becoming aware of any claim, proceeding or circumstances which give rise or could give rise to a liability of you to the Company or which may result in a claim against you, including, without limitation, if any claim is threatened or made against the Company which may result in the claim being made against you.

7.                                      Maintenance of documents

The Company must keep for the period from the date of this deed until the date which is 7 years after the date you cease to be an Officer of the Company, one complete set of all Documents which relate to Deliberations occurring during the period during which you are an Officer of the Company.

8.                                      Access to documents

8.1                               Company to allow access

The Company must, subject to the provisions of this clause 8:

(a)                                  during the period during which you are an Officer of the Company; and

(b)                                 for a period of 7 years following the date you cease to be an Officer of the Company;

allow you to have access to, and to make copies of, Documents to which you would have had access during the time you were an Officer of the Company.

8.2                               Request for access

If you wish to have access to Documents as referred to in clause 8.1 above, you must deliver to the company secretary of the Company a written request for access which specifies the Documents you wish to access.  The request must include the reasons why you wish to have access to the Documents.

8.3                               Responsibility of company secretary

The Company will ensure that the company secretary of the Company will:

(a)                                  ensure that, following receipt of a written request for access to Documents, access is given within 30 days of receipt of the request, or such other period as you and the company secretary agree; and

(b)                                 report to the board all requests for access received by the company secretary under this Deed.

9.                                      Preservation of confidentiality and legal professional privilege

9.1                               Confidentiality

From the time you cease to be an Officer, you must keep confidential all confidential information contained in a Document which you have access to and you must not divulge or release that information to any person other than in the course of seeking legal advice or as authorised in writing by the Company or as required by compulsion of law or an order of a Court.

9.2                               Legal professional privilege

If a Document which you have access to or which you possess is the subject of legal professional privilege to the benefit of both the Company and you, neither you nor the Company may do anything or omit to do anything which will cause that privilege to be lost.

9.3                               No limitation

Clauses 9.1 and 9.2 will not be taken to derogate from or to limit any duty owed by you to the Company.

10.                               Governing law

This Deed is governed by, and is to be interpreted in accordance with, the laws of New South Wales.  The parties submit to the non-exclusive jurisdiction of the courts exercising jurisdiction there.

11.                               Notices

Any notice given under this Deed must be in writing.  If addressed to the Company, it must be addressed to the company secretary.

12.                               Severance

Any provision of this Deed which is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability.  That will not invalidate the remaining provisions of this Deed, nor affect the validity or enforceability of that provision in any other jurisdiction.

EXECUTED as a DEED		)
by Pharmaxis Pty Ltd		)
(ABN 75 082 811 630):		)
)

Signature		Signature

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Office held		Office held

EXECUTED as a DEED	)
by	)
in the presence of:	)

Witness		Signature

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